EXHIBIT 99.1
News Release

For Immediate Release	Contact: Steven E. Wilson
January 24, 2008	Chief Financial Officer
(800) 445-1347 ext. 8704
United Bankshares, Inc. Announces Earnings
for the Fourth Quarter and Year of 2007
     WASHINGTON, D.C. and CHARLESTON, WV — United Bankshares, Inc. (NASDAQ: UBSI), announced today earnings for the fourth quarter and year of 2007. Fourth quarter earnings were $16.0 million or $0.37 per diluted share while earnings for the year 2007 were $90.7 million or $2.15 per diluted share. The results for the fourth quarter and year of 2007 included significant charges to prepay certain long-term debt while the results for the year included charges related to the Premier Community Bankshares, Inc. (Premier) acquisition.
     During the fourth quarter of 2007, United prepaid certain Federal Home Loan Bank (FHLB) long-term advances in the amount of $380.0 million and terminated an interest rate swap associated with one of the advances. The prepayment of the FHLB advances resulted in before-tax penalties of approximately $4.3 million. The termination of the interest rate swap resulted in a before-tax loss of approximately $8.9 million. During the third quarter of 2007, United completed its acquisition of Premier based in Winchester, Virginia. Merger expenses and related integration costs of the Premier acquisition were $1.5 million for the year of 2007.
     Earnings for the fourth quarter of 2006 were $25.0 million or $0.60 per diluted share while earnings for the year of 2006 were $89.2 million or $2.13 per diluted share. The results for the year of 2006 included charges of $12.9 million to prepay certain FHLB long-term advances and terminate associated interest rate swaps. The results for 2006 also included a net loss of $3.2 million on investment securities transactions mainly the result of a balance sheet repositioning.
     Tax-equivalent net interest income for the fourth quarter of 2007 was $65.0 million, an increase of $6.9 million or 12% from the fourth quarter of 2006. This increase in tax-equivalent net interest income was primarily attributable to a $960.1 million or 16% increase in average earning assets resulting primarily from the Premier acquisition. The average yield on earning assets for the fourth quarter of 2007 was flat from the fourth quarter of 2006 while the average cost of funds increased 3 basis points. The net interest margin for the fourth quarter of 2007 was 3.71%, down 14 basis points from a net interest margin of 3.85% for the fourth quarter of 2006.
     Tax-equivalent net interest income for the year of 2007 was $241.9 million, which was an increase of $6.9 million or 3% from the prior year. Average earning assets increased $353.0 million or 6% due mainly to the Premier acquisition. In addition, the average yield on earning assets for the year of 2007 increased 23 basis points from the year of 2006 due to higher market interest rates during the first three quarters of 2007. However, as a result of these higher market interest rates, the average cost of funds for the year of 2007 increased 31 basis points from

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the year of 2006. The net interest margin for the year of 2007 was 3.76%, down 10 basis points from a net interest margin of 3.86% during last year.
     On a linked-quarter basis, United’s tax-equivalent net interest income for the fourth quarter of 2007 increased $1.7 million or 3% from the third quarter of 2007. This increase in tax-equivalent net interest income was due primarily to an increase of $243.8 million or 4% in average earning assets and a 16 basis point decrease in the average cost of funds due to lower market interest rates as a result of the Federal Reserve lowering borrowing rates and United prepaying FHLB advances as mentioned earlier. Partially offsetting these increases to net interest income was a 15 basis point decrease in the yield on average earning assets from the third quarter of 2007 due to the lower interest rates. The net interest margin for the fourth quarter of 2007 of 3.71% was a decrease of 4 basis points from the net interest margin of 3.75% for the third quarter of 2007.
     Noninterest income for the fourth quarter of 2007 was $9.0 million, a decrease of $5.8 million from the fourth quarter of 2006. The decrease was mainly due to a before-tax loss of approximately $8.9 million during the quarter on the termination of an interest rate swap associated with the prepayment of a FHLB advance. Excluding the amounts associated with the interest rate swap termination and security transactions, noninterest income for the fourth quarter of 2007 would have increased $3.6 million or 24% from the fourth quarter of 2006. This increase primarily resulted from an increase in fees from deposit services of $2.2 million or 29% due mainly to the High Performance Checking program and the Premier acquisition. In addition, revenue from trust and brokerage services grew $1.2 million or 40% for the fourth quarter of 2007 due to increased volume.
     Noninterest income for the year of 2007 was $57.7 million, an increase of $8.7 million from the year of 2006. Included in total noninterest income for the year of 2007 was a before-tax loss of $8.1 million on the termination of interest rate swaps associated with the prepayment of FHLB advances as compared to a before-tax loss of $4.6 million for the year of 2006. In addition, United’s income from investment security transactions increased $3.1 million for the year of 2007 as compared to last year as United incurred a net loss on security transactions of $2.9 million in the first quarter of 2006 due to an other than temporary impairment on approximately $86 million of low-yielding, fixed rate investment securities. Excluding the results of the interest rate swap terminations and investment security transactions, noninterest income for the year of 2007 would have increased $9.1 million or 16% from the year of 2006. Leading the way was an increase in fees from deposit services of $4.8 million or 16%. Revenue from trust and brokerage services for the year of 2007 rose $2.5 million or 19% as compared to the year of 2006. Income from bank-owned life insurance increased $967 thousand due to an increase in the cash surrender value. Fees from bankcard transactions increased $712 thousand or 13% for the year of 2007.
     On a linked-quarter basis, noninterest income for the fourth quarter of 2007 decreased $8.3 million from the third quarter of 2007. Included in the results for the fourth quarter of 2007 was the previously mentioned before-tax loss of $8.9 million on the termination of an interest rate swap associated with the prepayment of a FHLB advance. Excluding the results of the interest rate swap termination and investment security transactions, noninterest income for the fourth quarter of 2007 would have increased $1.3 million or 8% from the third quarter of 2007 as deposit service fees increased $614 thousand or 7% and revenue from trust and brokerage services increased $529 thousand or 14%.

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     Noninterest expense for the fourth quarter of 2007 was $44.9 million, an increase of $12.3 million from the fourth quarter of 2006. Included in the results for the fourth quarter of 2007 were before-tax penalties of approximately $4.3 million to prepay FHLB advances. Excluding the prepayment penalties on FHLB advances, noninterest expense would have increased $8.0 million or 25% as salaries and employee benefits expense increased $2.4 million, net occupancy expense increased $939 thousand and core deposits amortization increased $644 thousand due mainly to the Premier merger. Data processing expense increased $611 thousand due to the outsourcing of functions, a change in processing procedures as well as the Premier merger. Several other general operating expenses increased due primarily to the Premier merger, none of which were individually significant.
     Noninterest expense for the year of 2007 was $147.9 million, an increase of $10.8 million from the year of 2006. Results for the year of 2007 included merger expenses and related integration costs of the Premier acquisition of $1.5 million. Results for the year of 2007 and 2006 both included penalties to prepay FHLB advances. United incurred before-tax penalties of $5.1 million and $8.2 million to prepay FHLB advances during the year of 2007 and 2006, respectively. In addition, salaries and employee benefits expense increased $2.5 million, net occupancy expense increased $1.9 million and core deposits amortization increased $981 thousand due primarily to the Premier merger. Data processing expense increased $2.6 million due to the outsourcing of functions, a change in processing procedures as well as the Premier merger. Additionally, business franchise taxes increased $689 thousand and loan collection expense increased $676 thousand. Marketing and related costs associated with United’s High Performance Checking program declined $619 thousand in the year of 2007 from the year of 2006.
     On a linked-quarter basis, noninterest expense for the fourth quarter of 2007 increased $5.9 million from the third quarter of 2007 due mainly to the previously mentioned before-tax penalties of $4.3 million to prepay FHLB advances during the fourth quarter. Included in the results for the third quarter were merger expenses and related integration costs of the Premier acquisition of $1.0 million as compared to $141 thousand for the fourth quarter of 2007. Otherwise, salaries and employee benefits expense increased $513 thousand or 3%. Several other general operating expenses increased, none of which were individually significant.
     At December 31, 2007, nonperforming loans were $28.3 million or 0.49% of loans, net of unearned income, up from nonperforming loans of $22.8 million or 0.41% of loans, net of unearned income at September 30, 2007 and nonperforming loans of $14.2 million or 0.30% of loans, net of unearned income at December 31, 2006, respectively. The increase for the quarter was due mainly to $4.7 million of loans to four customers being placed on nonaccrual status as of December 31, 2007. The increase from year-end 2006 was due largely to nonperforming loans of $7.3 million added from the former Premier offices, the addition of the nonaccrual loans mentioned above as well as the addition of certain residential real estate construction credits originated by a former United loan officer with an outstanding balance of $2.1 million being either 90-plus days delinquent or on nonaccrual status as of December 31, 2007. Charge-offs of $215 thousand and $3.2 million were recognized on these credits during the fourth quarter and year of 2007, respectively, which were previously reported as impaired with specific allowances allocated in the company’s allowance for credit losses. Total nonperforming assets of $34.7 million, including OREO of $6.4 million at December 31, 2007, represented 0.43% of total assets which compares favorably to the most recently reported percentage of 0.54% for United’s peer group (bank holding companies with total assets between $5 and $10 billion).

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     Net charge-offs were $2.5 million and $6.6 million for the fourth quarter and year of 2007, respectively, as compared to $433 thousand and $1.9 million for the fourth quarter and year of 2006. The increase in net charge-offs for the fourth quarter and year of 2007 was due mainly to the previously mentioned charge-offs of $215 thousand and $3.2 million related to certain residential real estate construction credits as well as charge-offs of $944 thousand to one mortgage customer. Annualized net charge-offs as a percentage of average loans were 0.17% and 0.13% for the fourth quarter and year of 2007, respectively. These ratios also compare favorably to United’s most recently reported peer group banking companies’ net charge-offs to average loans percentage of 0.21% for the quarter and 0.23% year-to-date. For the quarters ended December 31, 2007 and 2006, the provision for credit losses was $2.6 million and $268 thousand, respectively, while the provision for the year of 2007 was $5.3 million as compared to $1.4 million for 2006. As of December 31, 2007, the allowances for loan losses and lending-related commitments totaled $58.7 million or 1.01% of loans, net of unearned income, as compared to $52.4 million or 1.09% of loans, net of unearned income at December 31, 2006.
     During the fourth quarter, United’s Board of Directors declared a cash dividend of $0.29 per share, which represented a 4% increase over the $0.28 per share dividend paid for the fourth quarter of 2006. Dividends per share of $1.13 for the year of 2007 also represented a 4% increase over the $1.09 per share paid for the year of 2006. The year of 2007 represented the thirty-fourth consecutive year of dividend increases for United shareholders.
     United has consolidated assets of approximately $8.0 billion with 114 full service offices in West Virginia, Virginia, Maryland, Ohio and Washington, D.C. United Bankshares stock is traded on the NASDAQ Global Select Market under the quotation symbol “UBSI”.
This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology and evolving banking industry standards.

UNITED BANKSHARES, INC. AND SUBSIDIARIES
FINANCIAL SUMMARY
(In Thousands Except for Per Share Data)

	Three Months Ended		Year Ended
	December 31	December 31	December 31	December 31
	2007	2006	2007	2006
EARNINGS SUMMARY:
Interest income, taxable equivalent	$123,261	$106,249	$455,201	$416,135
Interest expense	58,271	48,143	213,310	181,090
Net interest income, taxable equivalent	64,990	58,106	241,891	235,045
Taxable equivalent adjustment	4,165	4,043	16,472	15,452
Net interest income	60,825	54,063	225,419	219,593
Provision for credit losses	2,580	268	5,330	1,437
Noninterest income	8,982	14,732	57,749	49,033
Noninterest expense	44,916	32,608	147,929	137,173
Income taxes	6,359	10,904	39,235	40,767
Net income	15,952	25,015	90,674	89,249

PER COMMON SHARE:
Net income:
Basic	0.37	0.61	2.16	2.15
Diluted	0.37	0.60	2.15	2.13
Cash dividends	$0.29	$0.28	1.13	1.09
Book value			17.61	15.44
Closing market price			$28.02	$38.65
Common shares outstanding:
Actual at period end, net of treasury shares			43,234,726	41,058,901
Weighted average- basic	43,216,077	41,156,578	41,901,422	41,532,121
Weighted average- diluted	43,438,997	41,557,831	42,222,899	41,942,889

FINANCIAL RATIOS:
Return on average assets	0.81%	1.51%	1.28%	1.34%
Return on average shareholders’ equity	8.25%	15.44%	12.99%	13.90%
Average equity to average assets	9.87%	9.77%	9.83%	9.67%
Net interest margin	3.71%	3.85%	3.76%	3.86%

	December 31	December 31	December 31	September 30
	2007	2006	2005	2007
PERIOD END BALANCES:
Assets	$7,994,739	$6,717,598	$6,728,492	$7,685,688
Earning assets	7,158,532	6,082,080	6,129,969	6,897,429
Loans, net of unearned income	5,793,484	4,806,747	4,649,829	5,586,326
Loans held for sale	1,270	2,041	3,324	954
Investment securities	1,394,764	1,275,470	1,501,966	1,323,269
Total deposits	5,349,750	4,828,192	4,617,452	5,346,226
Shareholders’ equity	761,199	634,092	635,205	755,269